P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
July 22, 2025		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.41 per common share on July 21, 2025, payable on August 18, 2025, to shareholders of record on August 4, 2025.
This dividend represents a payout of approximately $14.6 million, or 69.0% of Peoples’ reported second quarter 2025 earnings. Based on the closing stock price of Peoples’ common shares of $31.62 on July 18, 2025, the quarterly dividend produces an annualized yield of 5.19%.
Peoples Bancorp Inc. is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Peoples Bank has been headquartered in Marietta, Ohio since 1902. Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.5 billion in total assets as of June 30, 2025, and 145 locations, including 127 full-service bank branches in Ohio, Kentucky, West Virginia, Virginia, Washington D.C., and Maryland. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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